EXHIBIT 99.4

LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

TIB FINANCIAL CORP.

Up to 1,488,792 Shares of Common Stock To Be Issued Upon the Exercise of Subscription Rights

December [—], 2010

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies, and other nominees in connection with the rights offering (the “Rights Offering”) by TIB Financial Corp. (the “Company”) of shares of its common stock (“Common Stock”), which will be issued upon the exercise of non-transferable subscription rights (the “Subscription Rights”), which are being distributed to all holders of record (the “Recordholders”) of Common Stock as of 4:01 p.m., New York City time, on July 12, 2010 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the prospectus dated December [—], 2010, which is enclosed with this letter (the “Prospectus”).

In the Rights Offering, the Company is offering up to an aggregate of 1,488,792 shares of Common Stock to be issued upon the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., New York City time, on January 10, 2011, unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond this date (as such date may be extended, the “Expiration Date”) or cancel the Rights Offering earlier.

As described in the Prospectus, each Recordholder will receive, at no charge, ten Subscription Rights for each pre-split share of Common Stock owned on the Record Date. Each Subscription Right will allow the holder thereof to subscribe to purchase one one-hundredth (1/100th) of a share of Common Stock at a subscription price of $15.00 per full share (the “Subscription Price”). For example, if a holder owned 955 pre-split shares of Common Stock on the Record Date, that holder would receive 9,550 Subscription Rights and would have the right to purchase 95 shares of Common Stock (rounded down from 95.5 shares, with the total subscription payment being adjusted accordingly, as described below) for the Subscription Price.

Each participant in this offering is generally subject to an overall beneficial ownership limit of 4.9%. Any rights exercised by a Recordholder and any Common Stock subscribed for by that Recordholder that would cause such holder to go over the 4.9% ownership limit will not be considered exercised or subscribed for by that Recordholder, and the portion of the subscription price paid by a Recordholder for such unexercised rights will be returned to that Recordholder, without interest or penalty.

There is no over-subscription right associated with the Rights Offering. In addition, no shareholder will backstop the Rights Offering. No Recordholder will have the opportunity to purchase additional shares not purchased by other shareholders in the Rights Offering.

Each holder of Subscription Rights will be required to submit payment in full for all of the shares of Common Stock that the holder wishes to buy pursuant to the exercise of the holder’s Subscription Rights to American Stock Transfer & Trust Company (the “Subscription Agent”), by no later than 5:00

p.m., New York City time, on the Expiration Date. Any excess subscription payments that any holder may pay to the Subscription Agent in the Rights Offering will be returned, without interest or penalty, to the holder by the Subscription Agent as soon as practicable following the completion of the Rights Offering. Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the Recordholder to any other party, and are not evidenced by any certificate.

Fractional shares of our common stock that might result from the exercise of the Subscription Rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Election Form to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Election Form be issued.

If you exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights you will be required to certify to the Company, the Subscription Agent and the information agent, with respect to each beneficial owner of Subscription Rights on whose behalf you are acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of shares of Common Stock subscribed for in the Rights Offering.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

•	Prospectus;

•	A Subscription Rights Election Form;

•	Instructions For Use of TIB Financial Corp. Subscription Rights Election Form;

•

A form of letter that you may send to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including an accompanying Beneficial Owner Election Form);

•	Nominee Holder Certification, which must be completed and submitted by you if you exercise the Subscription Rights; and

•	A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you must deliver the properly completed and signed Subscription Rights Election Form, together with payment in full of the total subscription amount that is required for all of the shares subscribed for in the Rights Offering, to the

Subscription Agent as described further in the Prospectus. The properly completed and signed Subscription Rights Election Form, accompanied by full payment of the total subscription amount, must be received by the Subscription Agent, and your payment must clear, by no later than 5:00 p.m., New York City time, on the Expiration Date. Failure to return the properly completed Subscription Rights Election Form with the correct payment will result in your not being able to exercise the Subscription Rights held in your name on behalf of yourself or other beneficial owners. A Subscription Rights holder cannot revoke the exercise of Subscription Rights (unless we are required by law to permit revocation). Subscription Rights not exercised before 5:00 p.m., New York City time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from our information agent, Phoenix Advisory Partners, LLC, by calling (800) 576-4314 (toll free) or, if you are a bank or a broker, (212) 493-3910.

Very truly yours,

TIB FINANCIAL CORP.

NOTHING CONTAINED IN THE PROSPECTUS OR IN ANY OF THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF TIB FINANCIAL CORP., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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